Exhibit 31(a)

Section 302 Certifications

Certifications

I, Kenneth W. Lowe, certify that:

1.	I have reviewed this annual report on Form 10-K/A of Scripps Networks Interactive, Inc.;
2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	[Intentionally omitted] *
4.	[Intentionally omitted] *
5.	[Intentionally omitted] *

Date: March 6, 2018
BY:
/s/ Kenneth W. Lowe
Kenneth W. Lowe
Chairman, President and Chief Executive Officer

*Paragraphs 3 through 5, omitted here, are included in Exhibit 31.A to the Annual Report on Form 10-K filed by Scripps Networks Interactive, Inc. on February 27, 2018.